Exhibit 99.2

The information contained in this Exhibit 99.2 does not reflect events occurring after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006 (the “Initial Report”), except to the extent included in Amendment No. 1 to the Initial Report (the “Amended Report”), and does not modify or update the disclosures in the Initial Report or the Amended Report, other than as required to reflect the reclassifications described in this Form 8-K. Significant developments with respect to those disclosures, as well as other changes in our business, have occurred and are described in filings we have made with the Securities and Exchange Commission after filing the Initial Report.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended
Dollars in Millions	May 28, 2006	May 29, 2005	May 30, 2004	May 25, 2003	May 26, 2002

Earnings before Income Taxes
and After-tax Earnings from Joint Ventures	$1,559	$1,808	$1,502	$1,310	$663
Plus: Distributed Income of Equity Investees	77	83	60	95	17
Plus: Fixed Charges (1)	463	524	569	619	468
Plus: Amortization of Capitalized Interest, net of Interest Capitalized	2	1	(5)	(5)	—

Earnings Available to Cover Fixed Charges	$2,101	$2,416	$2,126	$2,019	$1,148

Ratio of Earnings to Fixed Charges	4.54	4.61	3.74	3.26	2.45

(1) Fixed Charges:
Interest and Minority Interest
Expense, Gross	$428	$488	$537	$589	$445
Rentals (1/3)	35	36	32	30	23

Total Fixed Charges	$463	$524	$569	$619	$468

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges, and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense and subsidiary preferred distributions to minority interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense. Calculations are based on underlying numbers. We have reclassified previously reported Ratios of Earnings to Fixed Charges to conform to the current year presentation.